Exhibit 10.11

EXECUTION COPY

POST-CLOSING SUBSCRIPTION AGREEMENT

This POST-CLOSING SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of July 10, 2019, by and between Liberty Tax, Inc., a Delaware corporation (the “Company”), and Tributum, L.P., a Delaware limited partnership (the “Subscriber”), that is subscribing hereby to purchase shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”).

WHEREAS, the Company has entered into that certain Agreement of Merger and Business Combination Agreement, dated as of the date hereof, by and among the Company, Buddy’s Newco, LLC (“Buddy’s”), Franchise Group New Holdco, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of the Company (“New Holdco”), Franchise Group B Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of New Holdco (“Merger Sub”), and Vintage RTO, L.P., a Delaware limited partnership, solely in its capacity as the representative of the members of Buddy’s (the “Member Representative”) (as such agreement may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, subject to the terms and conditions set forth in the Business Combination Agreement, (i) Merger Sub will merge with and into Buddy’s (the “Merger”), with Buddy’s continuing as the surviving company following such merger, and (ii) the Company will a conduct a tender offer to purchase any and all of the outstanding shares of Common Stock that are not owned by Vintage Capital Management, LLC or its Affiliates as further described in the Business Combination Agreement (the “Tender Offer”); and

WHEREAS, in connection with the Tender Offer and the other Transactions, subject to the terms and conditions set forth in this Agreement, the Company and the Subscriber desire to enter into this Agreement pursuant to which the Subscriber will purchase from the Company, and the Company will issue to the Subscriber, the Subscription Shares (as defined below).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and obligations hereinafter set forth and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale of Common Stock. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Subscriber shall purchase, and the Company shall issue and sell to the Subscriber, a number of shares of Common Stock at a purchase price of $12.00 per share (the “Per Share Purchase Price”) equal to (a) an amount equal to the excess (if any) of (i) the aggregate amount required to be paid by the Company in respect of the shares of Common Stock that are validly tendered and not validly withdrawn pursuant to the Tender Offer plus (ii) the aggregate amount of any fees and expenses incurred by the Company in connection with the Transactions, including the aggregate amount of fees and expenses of the other parties to the Business Combination Agreement or their Affiliates that are required to be paid by the Company pursuant to the Business Combination Agreement, in each case only to the extent not paid prior to the Closing (clauses (i) and (ii) are sometimes referred to herein as the “Capital Need Amount”), over (iii) the sum of (x) the amounts drawn (or that are permitted to be drawn) under the Existing Credit Facility of the Company (as amended as of the date hereof) for purposes of paying the fees and expenses described in the immediately preceding clause (ii) (“Revolver Availability”), (y) the amounts received by the Company pursuant to that certain Closing Subscription Agreement, dated as of the date hereof, between the parties hereto (the “Closing Subscription”) and (z) the amounts received by the Company in respect of the Debt Financing (including any distributions of proceeds from the Debt Financing to the Company and the other holders of membership interests in New Holdco and the investment by such other holders of such proceeds in shares of Common Stock following such distribution), after giving effect to the repayment of the Existing Credit Facility of Buddy’s pursuant to the Payoff Letter (such aggregate amount described in this clause (iii), the “Capital Need Threshold”), divided by (b) the Per Share Purchase Price (such number of shares of Common Stock, rounded up to the nearest whole number, the “Subscription Shares”). The aggregate purchase price paid by the Subscriber for the Subscription Shares shall be equal to the number of Subscription Shares, multiplied by the Per Share Purchase Price (such aggregate purchase price for the Subscription Shares, the “Purchase Price”). By way of example only, if the Capital Need Amount consists of $100,000,000 and the Capital Need Threshold is $80,000,000 (e.g., there is $5,000,000 of Revolver Availability, $25,000,000 in funds available from the Closing Subscription and $50,000,000 of funds available under the Debt Financing after giving effect to the repayment of the Existing Credit Facility of Buddy’s pursuant to the Payoff Letter), then the Subscriber shall subscribe for 1,666,667 Subscription Shares for a Purchase Price of $20,000,000. For the avoidance of doubt, if the Capital Need Threshold exceeds the Capital Need Amount, then no shares of Common Stock shall be purchased by the Subscriber hereunder and this Agreement shall terminate. Notwithstanding anything to the contrary herein, in no event will the Purchase Price exceed $40,000,000 in the aggregate. The issuance by the Company of the Subscription Shares and the purchase by the Subscriber of the Subscription Shares in exchange for the payment of the Purchase Price as described in the foregoing provisions of this Section 1 are hereby collectively referred to herein as the “Subscription”.

2. Closing.

(a)	The closing of the purchase and sale of the Subscription Shares (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, on the first Business Day after the day on which the Expiration Time occurs, or at such different time or date and at such other place as the Subscriber and the Company may mutually agree in writing (the “Closing Date”).

(b)	At the Closing, the Company shall deliver to the Subscriber or to the Subscriber’s designated custodian a certificate or certificates representing the Subscription Shares, registered in the name of the Subscriber or its nominee, in exchange for receipt at the Closing by the Company from the Subscriber of the Purchase Price, which shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company at least three (3) Business Days prior to the Closing. Notwithstanding the foregoing, the Subscriber may elect to have the Subscription Shares evidenced in book entry format with the Company’s transfer agent in lieu of the Company delivering certificates representing the Subscription Shares to the Subscriber.

3. Conditions to Closing. The obligation of the parties hereto to consummate the Subscription shall be subject to the following conditions:

(a)	the satisfaction or waiver by the Company, as of the day on which the Expiration Time occurs, of all conditions to the Tender Offer; provided, however, that a waiver of any condition to the Tender Offer shall only be effective as to the Subscriber if and to the extent that the Subscriber shall have consented to such waiver in writing;

(b)	the Merger shall have been consummated in accordance with the Business Combination Agreement on or prior to the Closing Date; and

(c)	the execution and delivery by the parties hereto of the Registration Rights Agreement and the Registration Rights Agreement is in full force and effect at the Closing.

4. Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company, as of the date hereof (except to the extent another date is specified below), as follows:

(a)	Authority and Approval; Enforceability. The Subscriber has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Subscription. The execution, delivery and performance by the Subscriber of this Agreement, and the consummation by it of the Subscription, have been duly and validly authorized by all necessary limited partnership action on the part of the Subscriber, and no other limited partnership proceedings on the part of the Subscriber are necessary to authorize the execution and delivery by the Subscriber of this Agreement and the consummation by it of the Subscription. This Agreement has been duly executed and delivered by the Subscriber and, assuming due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(b)	Non-contravention. The execution, delivery and performance of this Agreement, and the consummation of the Subscription, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Liens, if any, contained in the Liberty Charter or Liberty Bylaws and restrictions on transfer pursuant to applicable securities laws, in each case in respect of the Subscription Shares) in or upon any of the properties or other assets of the Subscriber under, (i) the certificate of formation of the Subscriber or the limited partnership agreement of the Subscriber, (ii) any Contract to which the Subscriber is a party or any of its properties or other assets is subject or (iii) subject to (x) the filing of a Schedule 13D or an amendment to an existing Schedule 13D filing under the Exchange Act, and (y) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, any Law applicable to the Subscriber or its properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that have not had or would not reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect.

(c)	Litigation. There is no Claim pending or, to the Knowledge of the Subscriber, threatened, and to the Knowledge of Subscriber, there is no external investigation pending or threatened with respect to the Subscriber, nor is there any material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding with respect to the Subscriber, except in each case for any Claims that have not had and would not reasonably expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect.

(d)	No Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Subscription based upon arrangements made by or on behalf of the Subscriber.

(e)	Accredited Investor; Purchase for Own Account; No Registration.

i.	The Subscriber has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment.

ii.	The Subscriber is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (as amended) (the “Securities Act”).

iii.	The Subscriber is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Company and has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of the investment in the Subscription Shares and can afford a complete loss of its investment.

iv.	The Subscriber is acquiring the Subscription Shares for investment only and for its own account, and not with a view toward or for sale in connection with any distribution thereof. The Subscriber has no present plan or intention of distributing, selling, exchanging, transferring or otherwise disposing of any such Subscription Shares.

v.	The Subscriber has been advised and understands that (1) the Subscription Shares have not been registered under the Securities Act, or any state securities or “blue sky” Laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities and “blue sky” Laws or unless an exemption from such registration requirements is available, (2) the Subscriber may be required to hold, and continue to bear the economic risk of its investment in, the Subscription Shares indefinitely, unless the offer and sale of such Subscription Shares is subsequently registered under the Securities Act and all applicable state securities and “blue sky” Laws or an exemption from such registration is available, (3) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any Subscription Shares, (4) when and if the Subscription Shares may be disposed of without registration under the Securities Act in reliance on Rule 144 of the Securities Act, the amount of Subscription Shares that may be disposed of may be limited in accordance with the terms and conditions of such Rule and (5) if an exemption under Rule 144 of the Securities Act is not available, the public offer or sale of the Subscription Shares without registration will require compliance with some other exemption under the Securities Act and compliance with any state securities or “blue sky” Laws.

(f)	Sufficiency of Funds. The Subscriber has, and on the Closing Date will have, uncalled capital commitments or otherwise available funds sufficient to pay the Purchase Price hereunder.

5. Representations and Warranties of the Company. Except (y) as disclosed in the Liberty SEC Documents filed with or furnished to the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with or furnished to the SEC on the date of this Agreement and (ii) excluding any disclosure (other than statements of historical fact) contained in such Liberty SEC Documents under the heading “Risk Factors” or “Cautionary Statement About Forward-Looking Statements” or similar heading and any other disclosures contained or referenced therein of factors or risks that are predictive, cautionary or forward-looking in nature) or (z) as set forth in the Liberty Disclosure Letter, the Company represents and warrants to the Subscriber, as of the date hereof and as of the Closing Date (except to the extent another date is specified below), as follows:

(a)	Organization, Standing and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite corporate, limited liability company or other entity power and authority to carry on its business as now being conducted, except to the extent that any failure to be so organized, validly existing and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had or would not reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect. The Company has, prior to the date hereof, made available to the Subscriber true and complete copies of the Liberty Charter and the Liberty Bylaws. There has been no breach by the Company of the Liberty Charter or the Liberty Bylaws, each as in effect from time to time, except as would not have a Liberty Material Adverse Effect.

(b)	Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and, where applicable, are fully paid and nonassessable, and are owned directly or indirectly by the Company free and clear of any Liens other than Permitted Liens. Except (i) as set forth in Section 3.02 of the Liberty Disclosure Letter and (ii) for the capital stock or other equity or voting interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person. New Holdco is a direct wholly-owned Subsidiary of the Company and Merger Sub is an indirect wholly-owned Subsidiary of the Company. With respect to any Minority JV, (A) neither the Company nor any Subsidiary of the Company has any material capital contribution or other equity or similar funding obligation in respect of such Minority JV, and (B) neither the execution and delivery of this Agreement, nor the consummation of the Transactions, by the Company will conflict with or result in a breach of, or trigger a right of first refusal or other preferential purchase right or preemptive right under any organizational documents, partnership agreement, joint venture agreement, stockholders agreement or similar agreement in connection with the Company’s or its Subsidiaries’ ownership of any capital stock or other equity or voting interests in any Minority JV.

(c)	Authority and Approval; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Subscription. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Subscription, have been duly and validly authorized by the Liberty Board and the Special Committee and no other corporate action on the part of the Company pursuant to Delaware Law, the applicable listing standards of the OTC Markets or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Subscription. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Subscriber, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(d)	Non-contravention. The execution, delivery and performance of this Agreement, and the consummation of the Subscription, do not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries (including New Holdco and Merger Sub) under, (i) the Liberty Charter or the Liberty Bylaws, (ii) any Contract to which the Company or any of its Subsidiaries (including New Holdco and Merger Sub) is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.06 of the Business Combination Agreement (including Section 3.06(d) of the Liberty Disclosure Letter), any Law applicable to the Company or any of its Subsidiaries (including New Holdco and Merger Sub) or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that have not had or would not reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect.

(e)	Capital Structure. The authorized capital stock of the Company consists of (i) 22,000,000 shares of Common Stock and (ii) 3,000,000 shares of Liberty Preferred Stock. As of the Capitalization Date, (A) 14,100,093 shares of Common Stock were issued and outstanding, (B) no shares of Liberty Preferred Stock were issued and outstanding, (C) there were Liberty RSUs covering 168,792 shares of Common Stock outstanding under the Liberty 2011 Stock Plan, (D) there were Liberty Options to acquire 796,244 shares of Common Stock outstanding under the Liberty 2011 Stock Plan, (E) there were Liberty Options to acquire 0 shares of Common Stock outstanding under the Liberty Option Plan, and (F) 1,442,641 shares of Common Stock were reserved for future issuances pursuant to the Liberty 2011 Stock Plan and there were no shares of Common Stock or other equity securities of the Company reserved or available for issuance pursuant to the Liberty Option Plan or any other Liberty Plan (other than the Liberty 2011 Stock Plan).

(f)	Valid Issuance. The Common Stock issuable in the Subscription, when issued, sold and delivered at the Closing, will be duly authorized and validly issued, fully paid and nonassessable, and will be issued free and clear of any Liens (other than such Liens created by the Liberty Charter or by applicable securities Laws) or any preemptive rights.

(g)	Liberty SEC Documents; No Undisclosed Liabilities.

(i)	Except as set forth in Section 3.07(a) of the Liberty Disclosure Letter:

(A)	The Company has timely filed or furnished the Liberty SEC Documents. No Subsidiary of the Company is required to file or furnish, or files or furnishes, any form, report or other document with the SEC.

(B)	As of their respective dates, the Liberty SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Liberty SEC Documents, and, as of their respective dates, none of the Liberty SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Liberty SEC Document has been amended or superseded by a later-filed Liberty SEC Document that was filed prior to the date hereof.

(C)	The financial statements of the Company included in the Liberty SEC Documents comply as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for normal and recurring year-end adjustments not material in amount and as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied by the Company on a consistent basis during the periods and at the dates involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (except, in the case of unaudited statements, for normal and recurring year-end adjustments not material in amount and as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC). Neither the Company nor any of its Subsidiaries maintains any “off balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the SEC.

(ii)	Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for any such liabilities or obligations (A) accrued, disclosed, reflected or reserved against in the most recent financial statements (including any related notes) contained in the Liberty SEC Documents filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since the date of the latest balance sheet included in such financial statements, (C) incurred in connection with this Agreement, the Business Combination Agreement, the other Ancillary Agreements, the Subscription, the Transactions and the other Ancillary Transactions or (D) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect.

(h)	Absence of Certain Changes or Events. Since April 30, 2019, until the date of this Agreement except as expressly required by the Business Combination Agreement or any Ancillary Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in accordance with the ordinary course of such businesses and (ii) (A) there has not been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect, (B) neither the Company nor one of its Subsidiaries has sold, leased, transferred, assigned or otherwise disposed of any material assets, other than in the ordinary course of business consistent with past practice, (C) no Contract (or series of related Contracts) to which the Company or one of its Subsidiaries is a party involving annual payments of more than $1,000,000 has been entered into, amended or modified in any material respect, accelerated, terminated, assigned or cancelled, (D) the Company has not settled, cancelled, comprised, waived or released any right or claim (or series of related rights and claims) involving more than $1,000,000, other than in the ordinary course of business consistent with past practice, (E) there has been no increase granted in, and no enhancement of the terms of, the compensation (including by issuing any incentive award) or any benefits of any manager, officer or employee of the Company or its Subsidiaries, in each case whose base compensation exceeds $250,000, other than in the ordinary course of business consistent with past practice, (F) the Company and its Subsidiaries have maintained their assets and properties in the ordinary course of business consistent with past practice, (G) the Company has not (1) declared, set aside or paid any distribution in respect of the capital stock of the Company or other equity interests of the Company or (2) redeemed or purchased any capital stock of the Company or other equity interests of the Company, (H) neither the Company nor its Subsidiaries have made, changed or revoked any material Tax election, filed an amended Tax Return, settled any Tax Audit or changed any Tax accounting periods or methods and (I) neither the Company nor its Subsidiaries have committed to do any of the foregoing.

(i)	Litigation. As of the date of this Agreement, there is no material Claim pending or, to the Knowledge of the Company, threatened, and the Company has no Knowledge of any material external investigation pending or threatened with respect to the Company or its Subsidiaries, nor is there any material judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding with respect to the Company or any of its Subsidiaries.

(j)	Compliance with Laws.

(i)	The Company and each of its Subsidiaries are and have been since May 1, 2016, in compliance with all Laws applicable to them, their properties or other assets or their business or operations, except for such violations or noncompliance that have not been and would not reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect. The Company and its Subsidiaries have in effect all Liberty Permits necessary to carry on their businesses as currently conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Liberty Permit, except for such violation, defaults, terminations, amendments or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Liberty Material Adverse Effect. There is no event which has occurred that would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or adverse modification of any such Liberty Permit, except where such termination, revocation, cancellation, non-renewal or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect.

(ii)	Since May 1, 2016, (A) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that alleges or relates to (1) any violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged noncompliance) with any applicable Law or (2) any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Liberty Permit and (B) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its alleged noncompliance with, or violation of, any applicable Law, except in each case in clauses (A) and (B) above to the extent any such violation, noncompliance, fine, assessment, order, suspension, revocation, limitation or restriction has not had and would not reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect.

(k)	No Brokers. No broker, investment banker, financial advisor or other person, other than the Financial Advisor, the fees and expenses of which will be paid by the Company in accordance with Company’s agreements with such firm (true and complete copies of which have heretofore been made available to the Subscriber), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Subscription based upon arrangements made by or on behalf of the Company or its Subsidiaries.

6. Termination; Remedies.

(a)	This Agreement may be terminated, and shall thereafter become void and have no effect, without any liability or obligation on the part of the Company or the Subscriber, other than the provisions of this Section 6 and Section 7 hereof, which provisions shall survive such termination, provided, however, that nothing herein shall relieve any party hereto from any liability for fraud or any willful and material breach of this Agreement:

(i)	by either party hereto, upon the valid termination of the Tender Offer in accordance with (x) the terms and conditions set forth in the Offer to Purchase and (y) applicable securities Laws; or

(ii)	by the Subscriber, in the event of any material amendment or modification of (A) any provision of the Business Combination Agreement relating to the Tender Offer or (B) any material terms of the Tender Offer (including any increase to the price payable in the Tender Offer or any extension of, or change to, the Expiration Time other than any such extension required by the terms of applicable Law) without the prior written consent of the Subscriber.

(b)	The parties hereto agree that irreparable damage would occur and that they would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages and without the requirement to post any bond or other security, this being in addition to any other remedy to which any such party is entitled at law or in equity.

7. Miscellaneous.

(a)	Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, delivered and/or provided (i) when delivered personally or when sent by e-mail of a .pdf attachment (provided no notice of non-delivery is generated), or (ii) on the next Business Day when dispatched for overnight delivery by Federal Express or a similar courier, in either case, to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

if to the Company, to:

Liberty Tax, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Email: tiffany.mcwaters@libtax.com

Attention: Tiffany McMillan-McWaters

with a copy to:

Hunton Andrews Kurth LLP

951 E. Byrd Street

Richmond, VA 23219

Email: shaas@hunton.com

Attention: Steven M. Haas

and

Troutman Sanders LLP

600 Peachtree Street NE

Suite 3000

Atlanta, GA 30308

Email: David.Ghegan@troutman.com

Attention: David W. Ghegan

if to the Subscriber, to:

Tributum, L.P.

c/o Vintage Capital Management

4705 S. Apopka Vineland Road

Suite 210

Orlando, FL 32819

Email: bkahn@vintcap.com

Attention: Brian R. Kahn

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Email: rleaf@willkie.com

Attention: Russell L. Leaf

(b)	Further Assurances. The parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

(c)	Exclusivity of Representations and Warranties; No Limitation of Other Representations or Warranties.

(i)	The representations and warranties made by the Subscriber in Section 4 of this Agreement are the exclusive representations and warranties made by the Subscriber in connection with the Subscription. The Company hereby acknowledges that none of the Subscriber, any of its Subsidiaries, any of their respective equity holders or Representatives, or any other person, has made or is making any other express or implied representation or warranty with respect to the Subscriber, including any information provided or made available to the Company or its Subsidiaries or Representatives in anticipation or contemplation of the Subscription. Nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Subscriber in this Agreement or in any other Ancillary Agreement.

(ii)	The representations and warranties made by the Company in Section 5 of this Agreement are the exclusive representations and warranties made by the Company in connection with the Subscription. The Subscriber hereby acknowledges that none of the Company, any of its Subsidiaries, any of their respective equity holders or Representatives, or any other person, has made or is making any other express or implied representation or warranty with respect to the Company and its Subsidiaries or any of their respective businesses, operations, assets or liabilities, including with respect to any information provided or made available to the Subscriber or any of its Representatives, including in certain “data rooms,” management presentations or other information provided or made available to the Subscriber or its Representatives in anticipation or contemplation of the Subscription. Furthermore, in connection with the due diligence investigation of the Company, its Subsidiaries and their business and operations by and on behalf of the Subscriber and its Representatives, such persons have received and may continue to receive certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their business and operations. The Subscriber hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, that the Subscriber is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that no representation or warranty is being made with respect thereto. Nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company or its Subsidiaries in this Agreement or any other Ancillary Agreement.

(d)	Waivers and Amendments.

(i)	At any time prior to the Closing, each party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto or (B) subject to the proviso to the first sentence of Section 7(d)(iii) of this Agreement and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto.

(ii)	The failure of any party to this Agreement to exercise any of its rights under this Agreement or otherwise shall not constitute a waiver by such party of such right.

(iii)	This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, that notwithstanding anything herein to the contrary, Section 7(h) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Non-Recourse Party without the prior written consent of such Non-Recourse Party.

(e)	Severability. Except as expressly set forth in this Agreement, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Subscription is fulfilled to the extent possible.

(f)	Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Business Combination Agreement (including the Liberty Disclosure Letter), the Offer to Purchase, the other Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and thereto with respect to the subject matter of this Agreement, the Business Combination Agreement, the Offer to Purchase, the other Ancillary Agreements and the Confidentiality Agreement.

(g)	No Third-Party Beneficiaries. Except with respect to the Non-Recourse Parties, who are intended express third-party beneficiaries of the provisions of Section 7(h), this Agreement (including the Exhibits and Schedules hereto) is not intended to confer upon any person other than the parties hereto any rights, benefits or remedies.

(h)	No Recourse. Except for any party who is a signatory to this Agreement, and only to the extent of such party’s obligations hereunder, no former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Company or the Subscriber or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, trustee, general or limited partner, Affiliate, agent or assignee of the Company or the Subscriber (collectively, “Non-Recourse Parties”) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company or the Subscriber, as applicable, under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the Subscription, (including the breach, termination or failure to consummate the Subscription), whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party who is a signatory to this Agreement or any other person or otherwise. The parties hereto hereby agree that the Non-Recourse Parties shall be express third party beneficiaries of this Section 7(h).

(i)	Successors and Assigns. Subject to the provisions of Section 7(n), all the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

(j)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(k)	Exclusive Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) (such courts, the “Chosen Courts”). In addition, each of the parties hereto irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any Claim directly or indirectly based upon, relating to or arising out of this Agreement or the Subscription, or any related agreement, certificate or other document delivered in connection therewith or the negotiation, execution, interpretation, enforcement or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the Subscription in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Claim with respect to this Agreement or the Subscription, or any related agreement, certificate or other document delivered in connection therewith or the negotiation, execution, interpretation, enforcement or performance hereof or thereof, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 7(k), (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereto hereby irrevocably consents to service being made through the notice procedures set forth in Section 7(a) and agrees that service of any process, summons, notice or document by email or mail to the respective addresses set forth in Section 7(a) shall be effective service of process for any Claim in connection with this Agreement or the Subscription. Nothing in this Section 7(k) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(l)	WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A CLAIM, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(l).

(m)	Survival of Provisions; Knowledge.

(i)	The representations and warranties made by the parties hereto in Section 4 and Section 5 hereof shall survive the Closing until the first anniversary of the Closing, and any claim with respect thereto must be made prior to the expiration of such survival period; provided, that if any claim with respect thereto is made prior to the expiration of such survival period, then the applicable representation or warranty that is the subject of such claim shall survive until such time as such claim is finally resolved by the parties or finally determined by a court of competent jurisdiction and is non-appealable. The covenants and agreements made by the parties hereto shall survive the Closing in accordance with their terms.

(ii)	The Company shall not be liable to the Subscriber based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement to the extent that any such inaccuracy or breach was within the Knowledge of the Subscriber on or prior to the date hereof.

(n)	Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement; provided, that the Subscriber may assign any of its rights or obligation under this Agreement, in whole or in part, to an Affiliate of the Subscriber without the prior written consent of the Company, except that any such assignment shall not receive the Subscriber of its obligations under this Agreement.

(o)	Defined Terms; Interpretation. Except as otherwise expressly provided herein, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement. For purposes of this Agreement, (i) “Knowledge of the Subscriber” means the actual (but not constructive or imputed) knowledge (except with respect to Section 7(m)(ii) hereof, after due inquiry of the officers of the Subscriber with oversight responsibilities for the matter in question), as of the date hereof, of the individuals listed in Schedule 1 hereto, (ii) “Subscriber Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that prevents or materially impairs or materially delays the ability of the Subscriber to consummate the Subscription and (iii) “Liberty Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that that (A) is materially adverse to the business, condition (financial or otherwise), assets or results of operations of the Liberty Group Companies (taken as a whole), or (B) prevents or materially impairs or materially delays the ability of the Company and its Subsidiaries, as applicable, to consummate the Transactions and the Ancillary Transactions, including the Subscription, other than in the case of clause (A), any change, effect, event, circumstance, occurrence or state of facts to the extent relating to (1) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (2) changes in general conditions in any industry in which the Company or any of its Subsidiaries operates or participates; (3) the announcement, pendency or anticipated consummation of the Transactions; (4) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of the Business Combination Agreement (provided that the underlying factors contributing to such failure shall not be deemed excluded unless such underlying factors would otherwise be excepted from this definition); (5) changes in general regulatory or political conditions after the date of the Business Combination Agreement; (6) changes in GAAP or applicable Law or the interpretation thereof after the date of the Business Combination Agreement; (7) changes in the trading price or volume of the Common Stock (provided, that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (8) actions taken by the Company or its Subsidiaries, as applicable, as expressly required by the Business Combination Agreement; (9) any natural or man-made disaster; or (10) any pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; provided, that with respect to clauses (1), (2), (5), (6), (9) and (10), such change, effect, event, circumstance, occurrence or state of facts does not materially and disproportionately affect the Liberty Group Companies (taken as a whole) relative to other persons operating in the industries in which any of the Liberty Group Companies operate. The provisions of Section 7.04 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

(p)	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:

LIBERTY TAX, INC.

By:	/s/ Michael S. Piper
	Name:	Michael S. Piper
	Title:	Chief Financial Officer

THE SUBSCRIBER:

TRIBUTUM, L.P.

By:	Vintage Vista GP, LLC, its general partner

By:	/s/ Brian R. Kahn
	Name:	Brian R. Kahn
	Title:	Managing Member

[Signature Page to Post-Closing Subscription Agreement]

SCHEDULE 1

Subscriber Knowledge Parties

•	Brian R. Kahn
•	Andrew M. Laurence